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PRICING SUPPLEMENT NO. 5 DATED January 27, 1997                   Rule 424(b)(3)
(To the Prospectus Dated May 1, 1996, and the
Prospectus Supplement dated May 16, 1996)                     File No. 333-02461


                        AIR PRODUCTS AND CHEMICALS, INC.
                           MEDIUM-TERM NOTES, SERIES F
                DUE FROM 9 MONTHS TO 30 YEARS FROM DATE OF ISSUE
                              FLOATING-RATE NOTES*

                                  -------------

TRADE DATE:           January 27, 1997       PRINCIPAL AMOUNT:   $100,000,000
ORIGINAL ISSUE DATE:  February 3, 1997       FACE AMOUNT:        $100,000,000
MATURITY DATE:        February 1, 2009       ISSUE PRICE:        Par

RESALE FEATURE: Under certain circumstances, on February 1, 1999, holders of Notes may be required to sell all or a portion of their Notes to selected Reference Dealers and to purchase Treasury securities from such Reference Dealers (see "Additional Terms - Reset of Interest Rate for Fixed Rate Period")

SPECIFIED CURRENCY:             U.S. Dollars
EXCHANGE RATE AGENT:            N/A
U.S. DOLLAR PAYMENT OPTIONS:    N/A

PURCHASER:                      AIG Financial Securities Corp.
PLACEMENT FEE:                  $250,000
NET PROCEEDS TO ISSUER:         $99,750,000

BASE RATE:                      / /Commercial Paper Rate
                                /X/LIBOR
                                / /Treasury Rate
                                / /Other:

INITIAL INTEREST RATE:          4.5325%
                                (inclusive of spread)

INTEREST PAYMENT DATES:         See "Additional Terms - Interest Rates" below
INTEREST DETERMINATION DATES:   See "Additional Terms - Interest Rates" below
INTEREST RESET PERIOD:          See "Additional Terms - Interest Rates" below
INTEREST RESET DATES:           See "Additional Terms - Interest Rates" below

INDEX MATURITY:                 N/A
SPREAD:                         See "Additional Terms - Interest Rates"
SPREAD MULTIPLIER:              N/A

MAXIMUM INTEREST RATE:          N/A
MINIMUM INTEREST RATE:          N/A

CALCULATION AGENT:              AIG Financial Securities Corp.

GLOBAL NOTE:                    /X/  Yes         / /  No
FORM:                           /X/  Book-Entry  / /  Certificated
DEPOSITARY:                     The Depository Trust Company
DENOMINATIONS:                  $100,000 and any larger amount that is an
                                integral multiple of $1,000

REDEMPTION:                     / /  The Notes cannot be redeemed prior to
                                     maturity
                                /X/  The Notes may be redeemed prior to maturity
                                Terms of Redemption: See Additional Terms -
                                Reset of Interest Rate for Fixed Rate Period below

REPAYMENT:                      / /  The Notes cannot be repaid prior to
                                     maturity
                                /X/  The Notes may be repaid prior to maturity
                                Terms of Repayment: See Additional Terms - Put
                                Option below

* During the Floating Rate Period (as defined below), the Notes will bear interest at a floating rate; thereafter, during the Fixed Rate Period (as defined below), if the Put Option (as defined below) is not exercised and the Notes are not redeemed, the Notes will bear interest at a fixed rate.
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ADDITIONAL TERMS

         The Notes are described in the Prospectus and the Prospectus Supplement for Medium Term Notes, Series F, referenced above, and reference is made thereto for a detailed summary of additional provisions of the Notes. The description of the particular terms of the Notes set forth in this Pricing Supplement supplements, and to the extent inconsistent therewith replaces, the description of the terms and provisions of the "Securities" in the Prospectus and the Notes in the Prospectus Supplement. Capitalized terms used but undefined herein shall have the meanings given such terms in such Prospectus and Prospectus Supplement.

INTEREST RATES

         During the period commencing with the Original Issue Date to February 1, 1999 (the "Floating Rate Period"), the Notes will bear interest at a floating rate equal to 3-month USD LIBOR (Telerate p. 3750) less 1.03%, which initially shall equal the Initial Interest Rate set forth above. Interest during the Floating Rate Period will be payable quarterly in arrears on each February 1, May 1, August 1 and November 1, commencing May 1, 1997 (each a "Floating Rate Interest Payment Date"), to the person in whose name a Note is registered on the fifteenth day (whether or not a Business Day) immediately preceding the applicable Floating Rate Interest Payment Date. During the Floating Rate Period, interest shall be reset quarterly on the second London Business Day prior to a Floating Rate Interest Payment Date and shall be computed on the basis of the actual number of days elapsed in such period for a 360-day year.

         If the Calculation Agent has not given the Put Notice (as defined below) or the Company has not repurchased the Notes (see Additional Terms - Put Option and Reset of Interest Rate for Fixed Rate Period), then during the period from the Second Anniversary Date (as defined below) through the Maturity Date (the "Fixed Rate Period"), the Notes will bear interest at a fixed rate calculated as described below (see "Additional Terms - Reset of Interest Rate for Fixed Rate Period"). Interest during the Fixed Rate Period will be payable semi-annually in arrears on each February 1 and August 1, commencing August 1 1999 (each a "Fixed Rate Interest Payment Date"), to the person in whose name a
Note is registered on the January 15 or July 15 (whether or not a Business Day) immediately preceding the applicable Fixed Rate Interest Payment Date. The amount of interest payable during the Fixed Rate Period will be computed and paid on the basis of a 360-day year of twelve 30-day months.

PUT OPTION

         The Calculation Agent has the right to require the Company to repurchase all (but not less than all) of the Notes on February 1, 1999 (the "Second Anniversary Date") at a purchase price equal to 100% of the principal amount thereof by delivering written notice thereof to the Company on behalf of all (but not fewer than all) holders of the Notes (the "Put Notice"). Such Put Notice shall be given no later than 9:00 a.m. (New York time) on January 25, 1999. The Calculation Agent shall give the Put Notice if the holders of a majority in principal amount of the Notes requests the Calculation Agent to give the Put Notice, in which event the Put Notice shall be binding on all Noteholders; the Calculation Agent shall not give the Put Notice absent such request of the holders of a majority in principal amount of the Notes. In the event the Put Notice is timely given, the Company shall repurchase the Notes at their principal amount plus accrued but unpaid interest (if any) on the Second Anniversary Date.

         IF REQUIRED BY THE CALCULATION AGENT, EACH HOLDER SHALL INDICATE ITS ELECTION TO HAVE THE CALCULATION AGENT DELIVER THE PUT NOTICE TO THE COMPANY BY DELIVERING WRITTEN NOTICE OF SUCH ELECTION TO THE CALCULATION AGENT BY NO LATER THAN 12:00 NOON (NEW YORK TIME) ON JANUARY 23, 1999.


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RESET OF INTEREST RATE FOR FIXED RATE PERIOD

         If the Calculation Agent has not delivered the Put Notice to the Company in accordance with the terms set forth under "Additional Terms - Put Option," the Company and the Calculation Agent, on January 25, 1999 shall undertake the following actions to calculate the fixed rate of interest to be paid on the Notes during the Fixed Rate Period. All references to specific hours are references to prevailing New York time. Each notice, bid or offer (including those given by the Reference Dealers [as defined below]) shall be given telephonically and shall be confirmed as soon as possible by facsimile to each of the Calculation Agent and the Company. The times set forth below are guidelines for action by the Company and the Calculation Agent, and each shall use its best efforts to adhere to such times. The Company shall use its best efforts to cause the Reference Dealers to take all actions contemplated below in as timely a manner as possible.

         A HOLDER SHALL INDICATE ITS ELECTION TO SELL ITS NOTE TO, AND PURCHASE DESIGNATED TREASURY BONDS FROM, THE FINAL DEALER OR FINAL DEALERS (AS DEFINED BELOW) IN ACCORDANCE WITH THE TERMS SET FORTH IN PARAGRAPH (h) BELOW BY NOTIFYING THE CALCULATION AGENT OF SUCH ELECTION BY NO LATER THAN 9:15 A.M. (NEW YORK TIME) ON JANUARY 25, 1999. IF THE CALCULATION AGENT HAS NOT RECEIVED WRITTEN ELECTION FOR THE SALE OF AT LEAST $50,000,000 AGGREGATE PRINCIPAL AMOUNT OF THE NOTES TO THE FINAL DEALER OR FINAL DEALERS, THE CALCULATION AGENT SHALL SELECT PRO RATA FROM ALL HOLDERS NOTES IN A PRINCIPAL AMOUNT THAT, WHEN AGGREGATED WITH THE PRINCIPAL AMOUNT OF NOTES FOR WHICH THE CALCULATION AGENT HAS RECEIVED A WRITTEN ELECTION TO SELL, WILL TOTAL $50,000,000, AND SHALL IMMEDIATELY NOTIFY SUCH HOLDERS OF SUCH SELECTION. THE HOLDERS OF SUCH RANDOMLY SELECTED NOTES SHALL SELL THEIR NOTES TO, AND PURCHASE DESIGNATED TREASURY BONDS FROM, THE FINAL DEALER OR FINAL DEALERS IN ACCORDANCE WITH THE TERMS SET FORTH IN PARAGRAPH (h) BELOW.


         (a) At 9:00 a.m., the Company shall provide to the Calculation Agent the following:

              (i) the names of four financial institutions that deal in the Company's debt securities and have agreed to participate as reference dealers in accordance with the terms set forth below (the "Reference Dealers") and, for each Reference Dealer, the name of and telephone and facsimile numbers for an individual who will represent such Reference Dealer; and

              (ii) the Company's good faith estimate of the spread to the then-prevailing yield on 10-year Treasury bonds at which the Reference Dealers would purchase, on an all-in basis, $100,000,000 principal amount of senior unsubordinated unsecured debt securities of the Company having a maturity of 10 years (the "Estimated Spread") for settlement on the Second Anniversary Date.


         (b) At 9:15 a.m., the Calculation Agent shall provide to the Company the following:

              (i) the Calculation Agent's good faith estimate, based on the Estimated Spread, of the premium to par at which the Reference Dealers would purchase the Notes (the "Estimated Premium"), assuming for such purpose a resetting of the Interest Rates as provided below;

              (ii) the 10-year Treasury bond yield determined at or about such time (the "Designated Treasury Yield") based on an issue of 10-year Treasury bonds chosen by the Calculation Agent (the "Designated Treasury Bonds"); and


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              (iii) the aggregate principal amount of Notes that the holders will sell, which amount shall be not less than $50,000,000 nor more than $100,000,000 (the "Note Amount") and the aggregate principal amount of the Designated Treasury Bonds that the holders will purchase (the "Hedge Amount"), in the event that the Notes are sold to one or more Reference Dealers in accordance with paragraph (h) below.


         (c) Immediately upon receipt of the information provided by the Calculation Agent in paragraph (b) above, the Company shall undertake the following:

              (i) request that each Reference Dealer provide to the Calculation Agent an indicative bid, on an all-in basis, expressed as a spread to the Designated Treasury Bonds (using for such purposes the Designated Treasury Yield), at which such Reference Dealer would purchase Notes in a principal amount equal to the Note Amount at a price equal to 100% plus the Estimated Premium (the lowest of such spreads, the "Indicative Spread"); and

              (ii) notify each Reference Dealer that it will subsequently be requested to provide (A) a firm bid to purchase Notes in a principal amount equal to the Note Amount at a price equal to 100% plus a premium to be specified as provided in paragraph (e) below and (B) a firm offer to sell Designated Treasury Bonds in a principal amount equal to the Hedge Amount at a price based on the Designated Treasury Yield.

         (d) At 9:30 a.m., the Calculation Agent shall calculate and provide to the Company the "Final Premium," which shall equal the present value (expressed as a percentage rounded to four decimal places) of the Treasury Rate Difference applied over the twenty semi-annual periods from the Second Anniversary Date to the Maturity Date, discounted at the Discount Rate, where:

              (i) "Initial Treasury Yield" shall mean 6.58%;

              (ii) "Treasury Rate Difference" shall mean the Initial Treasury Yield minus the Designated Treasury Yield; and

              (iii) "Discount Rate" shall mean (A) the sum of the Designated Treasury Yield and the Indicative Spread divided by (B) 2.

         (e) Immediately after the Calculation Agent has made the calculations set forth in paragraph (d) above, the Calculation Agent shall contact each of the Reference Dealers and request that each Reference Dealer provide to the Calculation Agent the following firm bid and firm offer for the benefit of the holders (which bid and offer shall remain firm for 15 minutes):

              (i) a firm bid, on an all-in basis, expressed as a spread to the Designated Treasury Bonds (using for such purposes the Designated Treasury Yield), at which such Reference Dealer would purchase Notes in a principal amount equal to the Note Amount at a price equal to 100% plus the Final Premium for settlement on the Second Anniversary Date (the lowest of such spreads being the "Final Spread"); and


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              (ii) a firm offer, on an all-in basis, to sell Designated Treasury
              Bonds in a principal amount equal to the Hedge Amount at a yield equal to the Designated Treasury Yield for settlement on the Second Anniversary Date.

         (f) At 9:45 a.m., the Calculation Agent shall provide to the Company notice of the Final Spread (the Reference Dealer providing the Final Spread being the "Final Dealer"; provided, that if two or more Reference Dealers shall have quoted such spread, the Company shall determine which of such Reference Dealers shall be the Final Dealer or the Final Dealers and, in the latter case, the allocation to be made between them).

         (g) At 9:50 a.m., the Company shall notify the Calculation Agent whether or not it elects to redeem all of the Notes on the Second Anniversary Date (i) at a price based on the Final Spread and the then-current yield for the Designated Treasury Bonds (as agreed by the Company and the Calculation Agent) or (ii) if such then-current yield is greater than the Initial Treasury Yield, at a price based on the Final Spread and the Initial Treasury Yield (assuming in each case that the interest rate has been reset as provided in paragraph (h)(i) below); provided, that if the Company fails to notify the Calculation Agent by 9:50 a.m. (or, if later, within five minutes of receipt of telephonic notice in accordance with paragraph (f) above), the Company shall be deemed to have elected not to redeem the Notes. If the Company timely notifies the Calculation Agent of its election to redeem all of the Notes, the Company shall so redeem all of the Notes on the Second Anniversary Date.

         (h) If the Company elects (or is deemed to elect) not to redeem the Notes as provided in paragraph (g) above:

              (i) the interest rate to be borne by the Notes during the Fixed Rate Period shall equal the Initial Treasury Rate plus the Final Spread; and

              (ii) the holders shall (A) sell Notes to the Final Dealer or Final Dealers in a principal amount equal to the Note Amount at a price equal to 100% plus the Final Premium and (B) shall purchase Designated Treasury Bonds from the Final Dealer or Final Dealers in a principal amount equal to the Hedge Amount at a price based on the Designated Treasury Yield, in each case for settlement on the Second Anniversary Date and in the case of more than one Final Dealer, in accordance with the allocation designated by the Company under paragraph (f) above.

         If the Calculation Agent determines that (i) a Market Disruption Event (as defined below) has occurred or (ii) two or more of the Reference Dealers have failed to provide indicative or firm bids or offers in a timely manner substantially as provided above, the steps contemplated above shall be delayed until the next trading day on which there is no Market Disruption Event and no such failure by two or more Reference Dealers. "Market Disruption Event" shall mean any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or the establishment of minimum prices on such exchange; (ii) a general moratorium on commercial banking activities declared by either federal or New York State authorities; (iii) any material adverse change in the existing financial, political or economic conditions in the United States of America or elsewhere; (iv) an outbreak or escalation of major hostilities involving the United States of America or the declaration of a national emergency or war by the United States of America; or


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(v) any material disruption of the U.S. government securities market, U.S.
corporate bond market and/or U.S. federal wire system.

U.S. Federal Income Tax Considerations

         FOR FEDERAL INCOME TAX PURPOSES, THE COMPANY BELIEVES THAT THE NOTES WILL BE ISSUED WITH ORIGINAL ISSUE DISCOUNT AND MAY BE SUBJECT TO THE RULES FOR CONTINGENT PAYMENT DEBT INSTRUMENTS. HOLDERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF HOLDING THE NOTES.



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